Exhibit 2.1

AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER, dated as of November 13, 2019 (this “Amendment”), is by and between Callon Petroleum Company, a Delaware corporation (“Callon”), and Carrizo Oil & Gas, Inc., a Texas corporation (“Carrizo”). Callon and Carrizo are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Callon and Carrizo entered into that certain Agreement and Plan of Merger, dated as of July 14, 2019 (the “Original Merger Agreement”);

WHEREAS, on August 19, 2019, Callon and Carrizo entered into that certain Amendment No. 1 to Agreement and Plan of Merger (the “First Amendment” and, together with the Original Merger Agreement and this Amendment, the “Merger Agreement”);

WHEREAS, the Parent Board of Directors has (i) determined that it is in the best interests of Callon and its stockholders, and declared it advisable, to enter into this Amendment and (ii) approved the execution, delivery and performance of this Amendment;

WHEREAS, the Company Board of Directors has (i) unanimously approved this Amendment and the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, (ii) resolved to submit the Merger Agreement to a vote of the Company’s shareholders and (iii) recommended approval of the Merger Agreement by the holders of Company Common Stock; and

WHEREAS, in accordance with Section 8.11 of the Merger Agreement, Parent and the Company desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Parent and the Company agree as follows:

SECTION 1.    Defined Terms. Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Merger Agreement.

SECTION 2.    Representations of the Parties.

2.1    Representations and Warranties of Callon.

(a) Callon has the requisite corporate power and authority to execute and deliver this Amendment. This Amendment has been duly and validly executed and delivered by Callon and, assuming this Amendment constitutes the valid and binding agreement of Carrizo, constitutes the valid and binding agreement of Callon, enforceable against Callon in accordance with its terms, except that such enforcement may be subject to the Remedies Exceptions.

(b) The Parent Board of Directors has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date thereof and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be offered to the holders of Company Common Stock in the Merger pursuant to this Amendment is fair, from a financial point of view, to Parent. A signed copy of such opinion will be provided to the Company promptly following receipt by Parent (it being agreed that such opinion is for the benefit of the Parent Board of Directors and may not be relied upon by the Company or any other persons), and shall not be disclosed to third parties by the Company unless required by Law.

2.2    Representations and Warranties of Carrizo.

(a) Carrizo has the requisite corporate power and authority to execute and deliver this Amendment. This Amendment has been duly and validly executed and delivered by Carrizo and, assuming this Amendment constitutes the valid and binding agreement of Callon, constitutes the valid and binding agreement of Carrizo, enforceable against Carrizo in accordance with its terms, except that such enforcement may be subject to the Remedies Exceptions.

(b) The Company Board of Directors has received the opinion of each of RBC Capital Markets, LLC and Lazard Frères & Co. LLC to the effect that, as of the date thereof and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to holders of Company Common Stock. A signed copy of such opinions will be provided to Parent promptly following receipt by the Company (it being agreed that such opinions are for the benefit of the Company Board of Directors and may not be relied upon by Parent or any other persons), and shall not be disclosed to third parties by Parent unless required by Law.

SECTION 3.    Amendments to Merger Agreement.

3.1    Section 2.1(a)(ii) of the Merger Agreement is hereby amended with immediate effect by deleting “2.05” and replacing it with “1.75”. All references in the Merger Agreement to the “Exchange Ratio” shall be deemed to refer to 1.75 shares of validly issued, fully paid and nonassessable Parent Common Stock other than in Section 3.19 of the Original Merger Agreement with respect to the opinion of each of RBC Capital Markets, LLC and Lazard Frères & Co. LLC. All references in the Merger Agreement to the “Merger Consideration” shall be deemed to refer to the consideration to be received by the holders of Company Common Stock pursuant to Section 2.1(a)(ii), as amended by this Amendment, and the Fractional Share Cash Amount as contemplated by Section 2.1(c) of the Merger

Agreement other than in Section 4.19 of the Original Merger Agreement with respect to the opinion of J.P. Morgan Securities LLC. For the avoidance of doubt, any references to the “Merger Consideration” that are accompanied by references to the Fractional Share Cash Amount or to cash to be paid in lieu of any fractional shares of Parent Common Stock in Sections 2.1(a)(v), 2.2(b)-(f) and 2.2(i) of the Original Merger Agreement shall be deemed to include the Fractional Share Cash Amount without duplication.

3.2    Section 5.1(b)(N) of the Merger Agreement is hereby amended with immediate effect by adding the following proviso at the end of Section 5.1(b)(N):

provided, that if the Company requests, via proper notice pursuant to Section 8.7 of the Merger Agreement, the written consent of Parent in order to materially modify, materially amend or terminate or waive any rights in any material respect under or enter into any new Contract for which the written consent of Parent would be required pursuant to this Section 5.1(b)(N) and the Company has provided sufficient information for Parent to properly evaluate such request for consent, Parent must respond in writing affirmatively granting or withholding such consent within two business days of receipt of such request; and provided, further, that if Parent does not respond in writing within two business days after receipt of such request for consent, Parent’s consent shall be deemed to have been given for all purposes under this Agreement with respect to the proposed action set forth in such request for consent;

3.3    Section 5.2(b)(N) of the Merger Agreement is hereby amended with immediate effect by adding the following proviso at the end of Section 5.2(b)(N):

provided, that if Parent requests, via proper notice pursuant to Section 8.7 of the Merger Agreement, the written consent of the Company in order to materially modify, materially amend or terminate or waive any rights in any material respect under or enter into any new Contract for which the written consent of the Company would be required pursuant to this Section 5.2(b)(N) and Parent has provided sufficient information for the Company to properly evaluate such request for consent, the Company must respond in writing affirmatively granting or withholding such consent within two business days of receipt of such request; and provided, further, that if the Company does not respond in writing within two business days after receipt of such request for consent, the Company’s consent shall be deemed to have been given for all purposes under this Agreement with respect to the proposed action set forth in such request for consent;

3.4    Section 7.3(a) of the Merger Agreement is hereby amended with immediate effect by (i) deleting “$7,500,000” in the first sentence thereof and replacing it with “$0” and (ii) deleting the last sentence thereof and replacing it in its entirety with the following:

“Company Termination Fee” shall mean (a) for purposes of Section 7.3(b)(i) as a result of a termination pursuant to Section 7.1(g)(ii), a cash amount equal to $47,400,000, (b) for purposes of Section 7.3(b)(ii)(B), if Parent would have been permitted to terminate this Agreement pursuant to Section 7.1(g)(ii), a cash amount equal to $47,400,000 and (c) other than for purposes of the preceding clauses (a) and (b), a cash amount equal to $20,000,000.

3.5    Section 7.3(f) of the Merger Agreement is hereby amended with immediate effect by deleting “up to $7,500,000” in the first sentence thereof and replacing it with “$10,000,000”.

3.6    The Exhibits to the Merger Agreement are hereby amended with immediate effect by deleting Exhibit A (Form of Parent Charter Amendment) of the Merger Agreement in its entirety and replacing it with a revised Exhibit A attached hereto as Exhibit A.

SECTION 4.    Fixed Meeting Date. Each of the Company and Parent agree as follows:

(a) Parent shall convene the Parent Stockholders’ Meeting on November 14, 2019 and adjourn such meeting until December 13, 2019, which meeting shall be convened and subsequently adjourned to December 20, 2019; provided, for the avoidance of doubt, that Parent may not adjourn, recess, postpone or otherwise delay the Parent Stockholders’ Meeting without the prior written consent of the Company (which such consent shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable Law or to solicit additional proxies and votes in favor of the approval and adoption of the Merger Agreement and the Merger, the Parent Share Issuance or the Parent Charter Amendment, as contemplated by the Merger Agreement, if sufficient votes to constitute the Parent Stockholder Approval have not been obtained; and

(b) the Company shall convene the Company Shareholders’ Meeting on November 14, 2019 and adjourn such meeting until December 20, 2019; provided, for the avoidance of doubt, that the Company may not adjourn, recess, postpone or otherwise delay the Company Shareholders’ Meeting without the prior written consent of Parent (which such consent shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable Law or to solicit additional proxies and votes in favor of approval of the Merger Agreement if sufficient votes to constitute the Company Common Shareholder Approval have not been obtained.

SECTION 5.    Reasonable Best Efforts to Obtain Stockholder Approvals. Each of the Company and Parent shall use its reasonable best efforts to solicit proxies from its stockholders in favor of the Company Common Shareholder Approval and the Parent Stockholder Approval, as applicable, as promptly as reasonably practicable, including by preparing letters, presentations and other solicitation materials, conducting meetings with significant stockholders, and taking such other actions as either Party may reasonably request; provided, that the forgoing obligations shall not apply to the Company during the pendency of a Company Adverse Recommendation Change or to Parent during the pendency of a Parent Adverse Recommendation Change.

SECTION 6.    Supplement to the Proxy Statement/Prospectus. On or before November 18, 2019 or as promptly as reasonably practicable thereafter, each of the Company and Parent shall prepare and file with the SEC a disclosure supplement to the Proxy Statement/Prospectus disclosing the matters that are the subject of this Amendment, together with any other related disclosures that are necessary or appropriate to reflect such matters or are otherwise required by applicable Law. Each of the Company and Parent shall otherwise comply with the applicable provisions set forth in Section 5.6 of the Merger Agreement with respect to the Joint Proxy Statement/Prospectus.

SECTION 7.    Effect on Merger Agreement. Other than as specifically set forth herein, all other terms and provisions of the Merger Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect. The Original Merger Agreement, the First Amendment and this Amendment shall be read and construed as one document and references in the Merger Agreement (i) to the “Agreement” shall be to the Merger Agreement as amended by the First Amendment and this Amendment; and (ii) to the “Merger” and the “Transaction” shall be to the Merger and the Transaction as amended as a consequence of this Amendment.

SECTION 8.    Severability. Any term or provision (or part thereof) of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions (or parts thereof) of this Amendment in any other jurisdiction. If any provision (or part thereof) of this Amendment is so broad as to be unenforceable, such provision (or part thereof) shall be interpreted to be only so broad as is enforceable.

SECTION 9.    Headings. Headings of the Articles and Sections of this Amendment are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

SECTION 10.    Counterparts; Effectiveness. This Amendment may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Party. Signatures to this Amendment transmitted by electronic mail in .pdf form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

SECTION 11.    Assignment; Binding Effect. Neither this Amendment nor any of the rights, interests or obligations hereunder shall be assigned or delegated by either of the Parties without the prior written consent of the other Party. Subject to the first sentence of this SECTION 11, this Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this SECTION 11 shall be null and void.

SECTION 12.    Governing Law; Jurisdiction.

12.1    This Amendment, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that notwithstanding the foregoing, issues related to the Merger, general corporation law and other provisions set forth herein that are required to be governed by the TBOC shall be covered by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

12.2    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Amendment were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Amendment and to enforce specifically the terms and provisions of this Amendment exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative. The Parties further agree that no Party to this Amendment shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.2 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Amendment and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Amendment and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of

Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Amendment or any of the transactions contemplated by this Amendment in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Amendment, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Amendment, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 8.7 of the Merger Agreement; provided, however, that nothing herein shall affect the right of either Party to serve legal process in any other manner permitted by Law.

SECTION 13.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 14.    Entire Agreement. This Amendment, the Original Merger Agreement together with the exhibits thereto, schedules thereto, the First Amendment and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof, and this Amendment is not intended to grant standing to any person other than the Parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

CARRIZO OIL & GAS, INC.

By:	/s/ S.P. Johnson IV
Name:	S.P. Johnson IV
Title:	President and Chief Executive Officer

CALLON PETROLEUM COMPANY

By:	/s/ Joseph C. Gatto Jr.
Name:	Joseph C. Gatto, Jr.
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

Exhibit A

FORM OF CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CALLON PETROLEUM COMPANY

The undersigned, Michol L. Ecklund, Corporate Secretary of Callon Petroleum Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Callon Petroleum Company.

SECOND: This Amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate”) was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law. The Board of Directors has duly adopted resolutions setting forth and declaring advisable this Amendment and the holders of a majority of the outstanding stock of the Corporation entitled to vote at the special meeting of the stockholders called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware for the purpose of voting on the Amendment have voted in favor of this Amendment.

THIRD: The Certificate is hereby amended by amending and restating the first sentence of Article Four to be and read as follows:

“The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be 525,000,000 shares of Common Stock, par value $.01 per share, and 2,500,000 shares of Preferred Stock, par value $.01 per share.”

IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of the Corporation and has attested such execution and does verify and affirm, under penalty of perjury, that this Amendment is the act and deed of the Corporation and that the facts stated herein are true as of this [●] day of [●], [●].

Callon Petroleum Company

By:

Michol L. Ecklund, Corporate Secretary